Exhibit 99.1

                    [CFS Bancorp, Inc. Letterhead]


January 29, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500


       CFS Bancorp, Inc. Announces Fourth Quarter and Year-End Results


     MUNSTER, IN - January 29, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the "Company") today reported fourth quarter net income of $1.2 million or $0.10 per diluted share. Net income for the year ended December 31, 2003 totaled $3.5 million or $0.30 per diluted share. This compares to net income of $1.8 million or $0.15 per diluted share for the fourth quarter of 2002 and net income of $7.2 million or $0.58 per diluted share for the year ended December 31, 2002.

     Results of Operations

     Net interest income for the fourth quarter of 2003 was $7.7 million compared to $7.6 million reported for the fourth quarter of 2002. Net interest income for the year ended December 31, 2003 was $27.6 million compared to $33.5 million for 2002. The increase in net interest income during the fourth quarter of 2003 from the comparable 2002 period was caused primarily by a decrease in the average costs of interest-bearing liabilities which was partially offset by decreases in both the average yields and average balances of interest-earning assets. The decrease in net interest income for the year ended December 31, 2003 was a result of the lower interest rate environment and the lower average balances of interest-earning assets for the year ended December 31, 2003 compared to 2002.

     Interest income for the fourth quarter of 2003 was $18.0 million compared to $20.4 million for the fourth quarter of 2002. Interest income for the year ended December 31, 2003 was $71.3 million compared to $86.6 million for 2002. Changes in interest income resulted from a decrease in the average yield on interest-earning assets of 40 basis points and 90 basis points, respectively, and a decrease in total average interest-earning assets of 4.7% and 2.2%, respectively, for the quarter and year ended December 31, 2003 compared to the same periods in 2002. The average yield on the Company's interest-earning assets decreased as a result of the unprecedented refinancing activity over the past two years which caused significant rate reductions within the loan portfolio and accelerated amortization of premiums on its mortgage-backed securities portfolio. Given the current low interest rate environment, the Company has reinvested these funds predominantly in relatively low yielding assets with estimated average durations of two years or less as well as overnight funds with the expectation that they will be readily available for investment in higher yielding assets when the interest rate cycle turns upward.

     Interest expense for the three months ended December 31, 2003 was $10.3 million compared to $12.8 million for the same period in 2002. Interest expense was $43.7 million and $53.1 million for the years ended December 31, 2003 and 2002, respectively. The decrease in interest expense for the three and twelve month periods ended December 31, 2003 when compared to the 2002 periods was the result of lower costs of interest-bearing liabilities during 2003 as interest rates remained at record lows throughout the year and lower average balances on interest-bearing liabilities throughout the year.

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CFS Bancorp, Inc. - Page 2 of 7


     The Company's provision for loan losses for the three months ended December 31, 2003 and 2002 was $837,000 and $906,000, respectively, while the provision for year ended December 31, 2003 and 2002 was $2.3 million and $2.0 million, respectively. The Company maintains its allowance for loan losses at a level that management believes will be adequate to cover inherent losses on existing loans based on internal evaluations of collectibility, prior loss experience, value of underlying collateral and other factors including the composition and concentrations within the loan portfolio and level and trends of classified assets and nonperforming assets.

     Non-interest income was relatively stable at $3.9 million for the three months ended December 31, 2003 and December 31, 2002 and amounted to $11.8 million for the year ended December 31, 2003 compared to $11.3 million for the same period in 2002. The increase in non-interest income for 2003 was the result of additional gains on securities sales and increased fees on deposits. During 2003, the Company sold approximately $46.7 million of securities which resulted in net gains of $1.5 million and $1.8 million for the quarter and year ended December 31, 2003, respectively, compared to $18,000 and $299,000 for the same 2002 periods. Increased fees on deposits of $48,000 and $1.2 million, respectively, were mainly realized from the Company's overdraft checking product for both the quarter and year ended December 31, 2003. These increases in gains on securities sales and fees on deposit accounts in 2003 were partially offset by reductions in both insurance and investment commissions due to the sale of the Company's insurance agency assets in December 2002 and the outsourcing of the sale of investment products in August 2002.

     Non-interest expense was $9.8 million for the three months ended
December 31, 2003 compared to $8.1 million for the three months ended December 31, 2002. Non-interest expense was $32.9 million for the year ended December 31, 2003 compared to $32.7 million for the same prior year period. During the fourth quarter of 2003, compensation and employee benefits increased by $1.4 million over the same period in 2002 as the Company contributed over $1.3 million to its defined benefit pension plan in December 2003. As with many pension plans, the Company's plan was adversely affected by three years of declining investment returns and record low interest rates which caused the level of funded benefits to drop significantly. The Company made this voluntary contribution in the fourth quarter of 2003 to keep the plan appropriately funded.

     The Company's income tax benefit for the three months ended December 31, 2003 was $285,000 or 30.5% of pre-tax income compared to income tax expense of $696,000 or 27.4% of pre-tax income for the three months ended December 31, 2002. For the year ended December 31, 2003, income tax expense was $601,000 or 14.5% of pre-tax income compared to $3.0 million or 29.2% for the same period in 2002. The significant decrease in income tax expense was a result of lower pre-tax income, the application of available tax credits and the effects of permanent tax differences on the lower pre-tax earnings. The Company estimates that its effective rate for 2004 should return to previous levels.

     Statement of Financial Condition at December 31, 2003

     The Company's total assets were $1.57 billion at December 31, 2003, a decrease of $15.3 million from total assets of $1.59 billion at December 31, 2002. Decreases of $31.9 million in cash and cash equivalents, $111.7 million in mortgage-backed securities available-for-sale, and $21.4 million in mortgage-backed securities held-to-maturity were partially offset by increases of $103.8 million in investment securities available-for-sale, $43.0 million in net loans and $3.6 million in prepaid expenses and other assets. The decrease in total assets was mainly caused by the repayment of $30.9 million in borrowings from the Federal Home Loan Bank ("FHLB"). Total securities decreased in 2003 as sales of
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CFS Bancorp, Inc. - Page 3 of 7


securities and prepayments of higher yielding mortgage-backed securities were re-invested through the Company's lending activities. Also during the fourth quarter of 2003, the Company reviewed its held-to-maturity portfolio of mortgage-backed securities and sold over $15.3 million of such securities resulting in a gross gain of $1.4 million. Market conditions were deemed optimal for selling these securities and also allowed the Company to reinvest the proceeds into structures with anticipated higher total returns. In conjunction with the sale of these securities in the fourth quarter, the Company reclassified the remaining held-to-maturity securities to available-for-sale as a reflection of its intent to hold all investments as available-for-sale. The transfer of these securities to available-for-sale resulted in $61,000 of additional unrealized gains.

     The allowance for losses on loans increased to 1.06% of total loans at December 31, 2003 from 0.92% at December 31, 2002. The increase reflects the Company's shift toward growing the commercial real estate portfolio and the estimated current known and inherent risks in the portfolios. Total non-performing loans increased $7.4 million to $22.7 million at December 31, 2003 compared to December 31, 2002 as three commercial real estate loans with aggregate carrying values of $8.9 million were transferred to non-accrual status in the fourth quarter of 2003 and were partially offset by decreases in single-family residential non-accrual loans. The Company believes that these three loans are fully collateralized and its risk of loss, if any, is minimal.


     Total liabilities decreased to $1.41 billion at December 31, 2003 from $1.42 billion at December 31, 2002. Total deposits at December 31, 2003 increased by $21.5 million or 2.3% since December 31, 2002. This increase was mainly the result of third and fourth quarter promotions for above-market-rate 180 day certificates which were offered to increase market share and build customer relationships. As of December 31, 2003, the Company had approximately $134.1 million outstanding in certificates of deposit with an average cost of 2.82% from these promotions which will re-price during the first two quarters of 2004. The Company expects to continue such promotions during 2004 in new locations in its efforts to build market share and add new customer relationships. Borrowed money decreased by $30.9 million to $418.5 million at December 31, 2003 as a portion of the loans payable to the FHLB matured.

     Stockholders' equity totaled $156.0 million, reflecting a decrease of $4.7 million compared to December 31, 2002. The decrease was the result of $9.3 million of common stock repurchases and $4.9 million in dividend payments which were partially offset by net income, option exercises of $1.3 million and an increase of $1.0 million in the unrealized gains on securities available-for-sale. There were 12,200,015 shares of common stock outstanding at December 31, 2003, compared to 12,674,597 shares of common stock outstanding at December 31, 2002. Stockholder's equity per share of common stock increased to $12.78 at December 31, 2003 from $12.68 at December 31, 2002. The capital ratios of Citizens Financial Services, FSB, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     Chairman and CEO Thomas F. Prisby stated, "The core operations remain on a positive track. Although the fixed high cost of borrowed money continues to distort all key ratios, we are concentrating on strategies to improve asset composition by adding to our portfolio of higher yielding commercial loans."

     Prisby also stated, "We believe the commercial lending function has been strengthened significantly with the hiring of quality originators, strong support personnel, and an experienced loan management staff. Our commercial portfolio is up over 30% from last year. In addition, our non-interest income continued to increase in 2003 as fees on deposit accounts and loan fees were up over 22% from 2002."

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CFS Bancorp, Inc. - Page 4 of 7

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana.

     This press release contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the tax rates, prepayments, costs of funds, net interest margins and income levels, anticipated future opportunities for use of liquidity, fee income initiatives, restructuring of the loan portfolio and fixed-income portfolio (including increases in commercial loan balances and reductions in residential loan balances), increased emphasis on business banking and commercial lending, the interest rate environment, loan loss reserves, the effect of various savings promotions, the establishment of branch offices, and outsourcing of the investment services function. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                               #   #   #


             SELECTED CONSOLIDATED FINANCIAL DATA FOLLOWS.
























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CFS Bancorp, Inc. - Page 5 of 7

                               CFS BANCORP, INC.
                 Consolidated Statements of Financial Condition
                            (Dollars in thousands)

                                                                    December 31,
                                                           ____________________________
                                                                2003          2002
                                                           _______________  ___________
                                                             (Unaudited)
ASSETS
Cash and amounts due from depository institutions             $   18,675    $   30,312
Interest-bearing deposits                                        142,139       105,479
Federal funds sold                                                17,399        74,350
                                                               ---------     ---------
       Cash and cash equivalents                                 178,213       210,141

Investment securities available-for-sale                         142,890        39,064
Mortgage-backed securities available-for-sale                    184,899       296,638
Mortgage-backed securities held-to-maturity
  (fair value 2002 - $21,977)                                         --        21,402
Loans receivable, net of allowance for losses on loans
   of $10,453 and $8,674, respectively                           971,541       930,348
Investment in Federal Home Loan Bank stock, at cost               26,766        25,780
Office properties and equipment                                   13,738        13,835
Accrued interest receivable                                        6,623         6,597
Real estate owned                                                    206           893
Investment in Bank-owned life insurance                           31,926        31,009
Prepaid expenses and other assets                                 12,626         9,055
                                                               ---------     ---------
       Total assets                                           $1,569,428    $1,584,762
                                                               =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                      $  975,755    $  954,222
Borrowed money                                                   418,490       449,431
Advance payments by borrowers for taxes and insurance              5,595         4,410
Other liabilities                                                 13,635        16,037
                                                               ---------     ---------
          Total liabilities                                    1,413,475     1,424,100
                                                               ---------     ---------
Stockholders' Equity:
   Preferred stock, $.01 par value:
     Authorized shares - 15,000,000
     Issued and outstanding shares - 0
       at December 31, 2003 and 2002                                 --            --
   Common stock, $.01 par value:
     Authorized shares - 85,000,000
     Issued shares - 23,423,306
       at December 31, 2003 and 2002
     Outstanding shares - 12,200,015 and 12,674,597
       at December 31, 2003 and 2002, respectively                   234           234
   Additional paid-in capital                                    189,429       189,786
   Retained earnings, substantially restricted                   106,804       107,598
   Treasury stock, at cost: 11,223,291 and 10,748,709 shares
     at December 31, 2003 and 2002, respectively                (132,741)     (125,650)
   Unearned common stock acquired by ESOP                         (7,158)       (8,356)
   Unearned common stock acquired by RRP                          (1,523)       (2,827)
   Accumulated other comprehensive income (loss), net of tax         908          (123)
                                                               ---------     ---------
     Total stockholders' equity                                  155,953       160,662
                                                               ---------     ---------
          Total liabilities and stockholders' equity          $1,569,428    $1,584,762
                                                               =========     =========




CFS Bancorp, Inc. - Page 6 of 7


                                     CFS BANCORP, INC.
                            Consolidated Statements of Income
                      (Dollars in thousands, except per share data)
                                       (Unaudited)

                                                  For Three Months Ended       For Twelve Months Ended
                                                        December 31,                 December 31,
                                                  ----------------------       -----------------------
                                                     2003          2002           2003          2002
                                                  ---------     --------       ---------     ---------
Interest income:
  Loans                                         $   14,606    $   15,563     $   59,469    $   62,719
  Mortgage-related securities                        2,109         3,438          6,836        17,491
  Other investment securities                          729           458          2,023         1,720
  Other                                                552           949          2,944         4,631
                                                  ---------     --------       ---------     ---------
              Total interest income                 17,996        20,408         71,272        86,561

Interest expense:
  Deposits                                           3,909         6,018         17,276        25,717
  Borrowings                                         6,400         6,768         26,402        27,351
                                                  ---------     --------       ---------     ---------
              Total interest expense                10,309        12,786         43,678        53,068
                                                  ---------     --------       ---------     ---------
              Net interest income before
              provision for losses on loans          7,687         7,622         27,594        33,493
Provision for losses on loans                          837           906          2,326         1,956
                                                  ---------     --------       ---------     ---------
              Net interest income after
              provision for losses on loans          6,850         6,716         25,268        31,537

Non-interest income:
  Loan fees                                            171           371          1,430         1,393
  Fees on deposit accounts                           1,483         1,435          5,301         4,112
  Insurance commissions                                 --           252             --         1,210
  Investment commissions                               131            38            651           770
  Gain on sale of available-for-sale
     investment securities - net of losses on
     available-for-sale securities
     and on impaired equity securities               1,455            18          1,780           299
  Gain on sale of office properties                      4            --             28            --
  Gain on sale of insurance agency                      --         1,084             --         1,084
  Income from Bank-owned life insurance                345           390          1,437         1,524
  Other income                                         301           346          1,130           921
                                                  ---------     --------       ---------     ---------
               Total non-interest income             3,890         3,934         11,757        11,313

Non-interest expense:
  Compensation and employee benefits                 6,369         4,925         19,932        20,070
  Net occupancy expense                                450           501          2,211         2,362
  Data processing                                      471           410          1,804         1,743
  Furniture and equipment expense                      357           485          1,776         1,925
  Professional Fees                                    453           346          1,833         1,374
  Marketing                                            458           277          1,145           904
  Other general and administrative expens            1,248         1,168          4,185         4,296
                                                  ---------     --------       ---------     ---------
               Total non-interest expense            9,806         8,112         32,886        32,674
                                                  ---------     --------       ---------     ---------

Income before income taxes                             934         2,538          4,139        10,176
Income tax (benefit) expense                          (285)          696            601         2,971
                                                  ---------     --------       ---------     ---------
               Net income                       $    1,219    $    1,842     $    3,538    $    7,205
                                                  =========     ========       =========     =========
Per share data:
  Basic earnings per share                            0.11          0.16           0.31          0.60
  Diluted earnings per share                          0.10          0.15           0.30          0.58
  Cash dividends declared per share                   0.11          0.10           0.11          0.40
  Weighted average shares outstanding           11,300,550    11,728,289     11,289,254    12,000,589
  Weighted average diluted shares outstanding   11,692,643    12,199,647     11,702,635    12,492,149





CFS Bancorp, Inc. - Page 7 of 7


                               CFS BANCORP, INC.
                      Selected Consolidated Financial Data
                 (Dollars in thousands, except per share data)
                                  (Unaudited)


                                                         At                   At
SELECTED FINANCIAL CONDITION DATA                December 31, 2003    December 31, 2002
                                                 -----------------    -----------------
Common shares outstanding                            12,200,015           12,674,597
Stockholders' equity per outstanding share               $12.78               $12.68
Stockholders' equity to total assets                       9.94%               10.14%
Capital ratios (Bank only):
  Tangible capital                                         8.46                 8.42
  Core capital                                             8.46                 8.42
  Risk-based capital                                      13.04                13.97

Non-performing loans                                    $22,720              $15,325
Non-performing assets                                    22,926               16,218
Allowance for losses on loans                            10,453                8,674
Non-performing loans to total loans                        2.31%                1.63%
Non-performing assets to total assets                      1.46                 1.02
Allowance for losses on loans to non-performing loans     46.01                56.60
Allowance for losses on loans to total loans               1.06                 0.92



                                                  Three Months Ended      Twelve Months Ended
                                                      December 31,            December 31,
                                                ---------------------   ----------------------
SELECTED OPERATIONS DATA                            2003        2002        2003        2002
                                                ---------  ----------   ---------    ---------
<s>                                             <c>         <c>         <c)          <c>
Average balance data:
   Total assets                                $1,547,539  $1,615,497  $1,565,633   $1,601,112
   Loans receivable                               988,911     931,313     968,231      916,553
   Interest-earning assets                      1,462,490   1,534,372   1,486,635    1,520,484
   Total liabilities                            1,392,935   1,451,902   1,410,236    1,433,455
   Total deposits                                 947,359     972,302     938,998      948,754
   Interest-bearing deposits                      906,435     934,608     901,337      911,391
   Interest-bearing liabilities                 1,324,931   1,386,449   1,342,612    1,370,255
   Stockholders' equity                           154,604     163,595     155,397      167,657

Ratios (quarterly data annualized):
   Return on average assets                          0.32%       0.46%       0.23%        0.45%
   Return on average equity                          3.15        4.50        2.28         4.30
   Average yield on interest-earning assets          4.92        5.32        4.79         5.69
   Average cost on interest-bearing liabilities      3.11        3.69        3.25         3.87
   Interest rate spread                              1.81        1.63        1.54         1.82
   Net interest margin                               2.10        1.99        1.86         2.20
   Average interest-earning assets to
      average interest-bearing liabilities         110.38      110.67      110.73       110.96
   Non-interest expense to average assets            2.53        2.01        2.10         2.04
   Efficiency ratio                                 96.92       77.60       87.60        75.25
